Exhibit 99.1

eGain Announces Financial Results for the Third Fiscal Quarter Ended March 31, 2008

Quarter Highlights

-	Total revenue up 64% from the comparable year-ago quarter and up 9% sequentially from last quarter
-	License revenue up 273% from the comparable year-ago quarter
-	Hosting revenue up 50% from the comparable year-ago quarter
-	Net income of $542,000 compared to a net loss of $2.2 million in the same quarter a year ago

Mountain View, Calif. (May 08, 2008) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the third fiscal quarter ended March 31, 2008.

Total revenue for the third quarter of fiscal year 2008 was $8.8 million, an increase of 64% from the comparable year-ago quarter. License revenue was $2.2 million, an increase of 273% from the comparable year-ago quarter. Support and services revenue was $6.6 million, an increase of 37% from the comparable year-ago quarter.

Gross margin for the third quarter of fiscal year 2008 was 65% compared to 56% in the comparable year-ago quarter. Total operating costs and expenses for the third quarter of fiscal year 2008 were $5.0 million, an increase of 2% from the comparable year-ago quarter.

Net income on a GAAP basis for the third quarter of fiscal year 2008 was $542,000, or $0.04 basic net income per share or $0.03 diluted net income per share, compared to a net loss on a GAAP basis of $2.2 million, or $(0.14) per share, for the comparable year-ago quarter. Net income for the quarter included stock-based compensation of $114,000 and interest and tax expense of $421,000, compared to stock-based compensation expense of $68,000 and interest and tax expense of $297,000 for the comparable year-ago quarter.

Total cash and cash equivalents were $4.0 million on March 31, 2008, compared to $5.0 million on December 31, 2007. The decrease in cash was primarily due to a $910,000 reduction in bank borrowings in the quarter. The company was cash flow break-even from operations for the quarter. Days sales outstanding in receivables for the quarter ended March 31, 2008 were 30 days compared to 28 days for the comparable year-ago quarter. Deferred revenues totaled $5.2 million at March 31, 2008, up from $5.0 million at March 31, 2007.

New hosting and license bookings¹ for the third quarter of fiscal year 2008 were $2.0 million, an increase of 71% from the comparable year-ago quarter. Of the total new hosting and license bookings in the quarter, 42% was from new hosting contracts and 58% was from new license contracts, compared to 44% new hosting and 56% new license bookings in the same quarter a year ago.

“We are very pleased with our year-to-date financial performance,” said Ashu Roy, eGain CEO. “This was a record quarter for us on a number of fronts. We recorded the highest quarterly net income in the company’s history. In addition, revenue for first three quarters of fiscal 2008 exceeded total revenue for fiscal 2007; this means that revenue for fiscal 2008 will be at the highest level since fiscal 2001. Based upon this momentum we are updating our fiscal 2008 revenue guidance for the second time this fiscal year.”

Updated Guidance for Fiscal Year 2008

•

The company currently expects new hosting and license bookings for fiscal year 2008 to be in the range of $12.0 million to $14.0 million, compared to the previously announced guidance of $13.0 million to $15.0 million.

•	The company currently expects total revenue for fiscal year 2008 to be in the range of $30.0 million to $32.5 million, compared to the previously announced guidance of $27.2 million to $31.0 million.

•

The company currently expects support and services revenue for fiscal year 2008 to be in the range of $23.0 million to $24.0 million compared to the previously announced guidance of $22.0 million to $23.0 million.

•	The company currently expects license revenue for fiscal year 2008 to be in the range of $7.0 million to $9.0 million, compared to the previously announced guidance of $5.2 million to $9.0 million.

¹New Hosting and License Bookings is a non-GAAP measure we define as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that, in addition to the information contained in the GAAP presentation of financial information, it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We internally use this metric to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2007, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan 650-230-7532 PR@eGain.com	IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2008	June 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$3,956	$6,195
Restricted cash	13	13
Accounts receivable, net	2,918	1,790
Prepaid and other current assets	862	662

Total current assets	7,749	8,660

Property and equipment, net	1,175	1,336
Goodwill, net	4,880	4,880
Other assets	452	486

Total assets	$14,256	$15,362

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,572	$1,557
Accrued compensation	1,539	1,884
Accrued liabilities	2,059	1,496
Deferred revenue	5,185	5,541
Current portion of bank borrowings	2,323	2,293

Total current liabilities	12,678	12,771

Related party notes payable	12,857	11,653
Bank borrowings, net of current portion	—	167
Other long term liabilities	161	185

Total liabilities	25,696	24,776

Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	316,450	316,202
Notes receivable from stockholders	(76)	(77)
Accumulated other comprehensive loss	(423)	(438)
Accumulated deficit	(327,406)	(325,116)

Total stockholders’ deficit	$(11,440)	$(9,414)

	$14,256	$15,362

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Revenue:
License	$2,234	$599	$5,849	$3,084
Support and Services	6,585	4,794	17,566	13,995

Total revenue	8,819	5,393	23,415	17,079
Cost of license	20	20	60	79
Cost of support and services	3,087	2,372	8,682	6,519

Gross profit	5,712	3,001	14,673	10,481

Operating costs and expenses:
Research and development	1,266	933	3,665	2,791
Sales and marketing	2,763	3,161	8,904	9,369
General and administrative	942	802	3,328	2,226

Total operating costs and expenses	4,971	4,896	15,897	14,386

Income / (loss) from operations	741	(1,895)	(1,224)	(3,905)
Interest expense, net	(421)	(294)	(1,227)	(840)
Other income (expense), net	222	11	257	33

Income / (loss) before income tax	542	(2,178)	(2,194)	(4,712)
Income tax	—	(3)	(96)	(72)

Net income / (loss)	$542	$(2,181)	$(2,290)	$(4,784)

Per share information:

Basic net income / (loss) per common share	$0.04	$(0.14)	$(0.15)	$(0.31)

Diluted net income / (loss) per common share	$0.03	$(0.14)	$(0.15)	$(0.31)

Weighted average shares used in computing basic net income / (loss) per common share	15,333	15,317	15,330	15,315

Weighted average shares used in computing diluted net income / (loss) per common share	15,514	15,317	15,330	15,315